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                                                                       EXHIBIT 5

                              November 17, 1998


Southwestern Water Exploration Co.
615 Macleod Trail, Suite 1100 S.E.
Calgary, Alberta T2G 4T8

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as special counsel for Southwestern Water Exploration Co., a Colorado corporation (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 300,000 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), issuable under the Southwestern Water Exploration Co. 1998 Consultants' Stock Plan (the "Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plan as we deemed necessary or advisable for purposes of this opinion.

         Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to all references therein to our firm.

                                         Very truly yours,

                                         /s/ Manning, Marder, & Wolfe

                                         MANNING, MARDER & WOLFE